Exhibit 99.1

[Delta Logo]

     Gerald Grinstein
     Chief Executive Officer

July 30, 2004

Dear Delta Pilot,

Today, Delta responded to ALPA’s proposal and provided ALPA its proposal to achieve  the pilot cost savings needed to help ensure we have the best chance possible to restructure outside of bankruptcy court and avoid the additional sacrifices that alternative course of action would demand.  While I respect the negotiating process and believe details are best resolved privately at the table, the sheer life-altering magnitude of the need – approximately $1 billion in annual savings – deserves acknowledgement, hard truths and assurances from me personally.

First, the hard truths.  As the financial data and modeling we have shared with ALPA over time demonstrates, the $1 billion in annual savings represents the minimum amount, in combination with reductions from other stakeholders, required for our company to regain long-term viability.  So unlike traditional talks where a company’s opening proposal represents a ceiling from which it can afford to lower its target, this level of savings must be achieved.

Importantly, how we get there – i.e. the combination of changes in benefits, wages and work rules required to deliver the permanent, steady-state savings the company must have – is something best determined through a collaborative effort with ALPA.  We look forward to receiving ALPA's input and suggestions on how to best achieve the objective.  We will be as open to solutions as market realities and developments allow.  To be clear, the marketplace is dictating our level of need.

Because of the current situation we are in, the limited amount of time we have to do this together, and what we are trying to avoid, it would be irresponsible for us to be unprepared.  We therefore have proposed certain pension plan changes for ALPA’s consideration and input which, unlike United, are designed to achieve viability, preserve accrued benefits and provide a sustainable pension plan going forward.  Appreciating how important this issue is to you and to all of us, I wanted you to hear about this directly from me and understand the very real and meaningful differences between our position and United’s actions.

We are watching United closely, as I am sure you are, because what happens there could have far-reaching effects throughout our industry.  Our options are limited by the marketplace and the requirement of viability.  However, our goal in this proposal with respect to the pension plan is to preserve and protect your accrued benefits (including your ability to receive money in a lump sum).  Delta’s objective is to maintain the ability to fund the existing plans and provide a secure, sustainable new retirement plan for the future, within the boundaries of viability for Delta.

Second, the assurances.  To consider making the level of sacrifice needed, you must believe your sacrifice will be worth it.  Is the need real?  Does the company have an innovative, strategic plan?  Are other stakeholders being called upon to be a part of the solution?  Will sacrifices be shared fairly and equitably?  Will there be an upside?  These are legitimate questions that deserve direct answers.

The need is real.  We have opened our books to ALPA and its independent advisors for verification, so they could ensure that the numbers are accurate.  Seven credit downgrades and the worst second quarter performance in the industry further confirm the severity and precariousness of our situation.

Delta has a plan.  After months of intensive planning, we are poised to roll out at the end of August decisive, strategic initiatives that will transform Delta and the way we do business.  Our plan is not to simply mimic low-cost carriers, nor is it to continue to struggle for another few years as a traditional legacy carrier.  We are instead pursuing a Delta Solution, using the tools and resources unique to us to carve out new and previously uncharted airline territory.   Make no mistake; this is designed as an out-of-court solution.  And, as we implement it, the Company must and will generate significantly more savings than the $1.8 billion achieved to date through our Profit Improvement Initiative.

Other stakeholders will be a part of the solution.  Though significant, pilot costs alone are not the problem, and they alone are not the solution.  We are working hard to restructure debt, renegotiate aircraft leases, and reconstruct our relationship with vendors and suppliers.   Everyone must participate, or we can not transform this Company without court supervision.  Our goal is to do it once and do it right.

Sacrifices will be shared fairly and equitably.   Our circumstances do not permit us to enjoy the benefits of being at the top of the industry compensation ladder.  Our goal is for Delta’s compensation packages to be market-competitive against legacy and low cost carriers – not the highest, not the lowest, but mid-range.  Though our non-contract employees are generally at market, and management is below, the need for greater savings through PII will require even more change.

There will be an upside.  I am committed to the principle that the people of Delta must have an opportunity to share in any success their sacrifice helps make possible.  If we are able to restructure consensually, rather than through the courts, this principle will be a meaningful component of our on-going relationships with all of our people.  We already are working on a combination of equity, profit sharing and some type of incentives tied to productivity as we move forward.

I appreciate ALPA’s willingness to work constructively with the company.  As we tackle together painful and difficult issues, there are few good options and no easy choices.  Delta’s work to transform itself into a viable company that can provide stable and rewarding career opportunities for its people over the long-term will require enormous change and sacrifice from its people now.   And, while there are no guarantees in life, and particularly in this industry, I do believe all of us would be better off if we could avoid a court-supervised restructuring.  We have a window of opportunity and it is my view we should take advantage of it.

Thank you very much for your continued dedication and commitment – particularly in the face of almost unimaginable change.  I appreciate your contributions and am proud of the dignified and professional manner in which you and all of Delta's people are serving our company and our customers.

Sincerely,

/s/ Jerry Grinstein